Exhibit 10.1
September 2, 2008
Urdang/IPA Montvale, LLC
c/o Ivy Realty Services, LLC
One Paragon Drive
Suite 125
Montvale, New Jersey 07645
Attention:	Mr. Anthony P. DiTommaso, Jr., President
Dear Mr. DiTommaso:
     Reference is made to that certain Lease dated April 23, 2007, between Urdang/IPA Montvale, LLC, as lessor (“Lessor”), and Barr Laboratories, Inc., as lessee (“Lessee”), for certain premises located at 225 Summit Avenue, Montvale, New Jersey, as amended by Letter Agreement dated May 10, 2007 and Letter Agreement dated May 15, 2008 (collectively, “Lease”). Any capitalized terms not defined in this letter agreement (“Letter Agreement”) shall have the meanings as set forth in the Lease.
     WHEREAS, pursuant to the Lease, the parties contemplated that Lessor would add approximately 40,000 to 60,000 square feet of additional gross leasable area to the Building, which addition would become part of the Premises, subject to the terms and conditions of the Lease; and
     WHEREAS, Lessor has undertaken certain activities in furtherance of the Expansion Space Obligation (as defined below), including, but not limited to, procuring certain of the necessary permits and approvals, as set forth on Schedule A attached hereto and made a part hereof (collectively, “Existing Expansion Space Approvals”), and developing plans and specifications for the construction of an addition to the Building consisting of 60,000 square feet of gross leasable area (“Expansion Space”), as set forth on Schedule B attached hereto and made a part hereof (collectively, “Plans”); and
     WHEREAS, Lessor has agreed to use commercially reasonable efforts to maintain, renew and seek extensions of the Existing Expansion Space Approvals, at its sole cost and expense, during the Term of the Lease, unless Lessee has elected to withdraw the Option Notice (as hereinafter defined); and
     WHEREAS, the parties desire to amend the Lease to extinguish Lessor’s obligation to construct the Expansion Space (“Expansion Space Obligation”) and convert

Mr. Anthony P. DiTommaso, Jr.

same to an option, exercisable solely by Lessee, for the construction of the expansion space and the leasing of the Expansion Space by Lessee from Lessor (“Expansion Space Option”).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:
     1. Expansion Space Option.
(a)	Exercise of Option. Lessee shall have the right, at its sole option, to construct and lease the Expansion Space; it being understood and agreed that Lessor shall not be obligated to construct the Expansion Space. If Lessee desires to lease the Expansion Space, Lessee shall deliver a notice to Lessor of its intent to exercise the Expansion Space Option (“Option Notice”). In the event that Lessee gives the Option Notice, then Lessor shall meet with Lessee to discuss the possibility of Lessor performing the construction of the Expansion Space, pursuant to mutually acceptable terms and conditions; it being understood and agreed that such meeting shall in no way obligate Lessor to construct the Expansion Space. In the event Lessor and Lessee are unable to agree upon mutually acceptable terms under which Lessor shall construct the Expansion Space, then, Lessee may, but shall not be obligated to, construct the Expansion Space, at Lessee’s sole cost and expense, in which case, the rights to the Existing Expansion Space Approvals and the Plans shall be promptly transferred or assigned and delivered by Lessor to Lessee, for the remainder of the Term, if and to the extent permitted by applicable law, and without cost or expense to Lessee, after request by Lessee therefor. Notwithstanding the foregoing, however, Lessor shall use commercially reasonable efforts to maintain, renew and seek extensions of the Existing Expansion Space Approvals, at its sole cost and expense (regardless of whether Lessor or Lessee constructs the Expansion Space). Except for Lessor’s obligations to transfer or assign and deliver the Existing Expansion Space Approvals (and to incur costs and expenses to maintain, renew and seek extensions thereof) and the Plans, any and all costs associated with the construction of the Expansion Space, including, without limitation, the posting of any bonds and escrows and the payment of any Mt. Laurel or COAH fees, shall be borne by the party who is responsible for the construction of the Expansion Space. If Lessee does not give the Option Notice, the Expansion Space shall not be

Mr. Anthony P. DiTommaso, Jr.

constructed for Lessee’s benefit; provided, however, Lessor shall retain the right to construct the Expansion Space, at its sole cost and expense, and thereafter lease the Expansion Space to any third party (other than Lessee or an Affiliate of Lessee), only if Lessee consents to same, which consent shall be in Lessee’s sole and absolute discretion.

(b)	Amendment to Article 52 of the Lease. Article 52 of the Lease shall be deleted in its entirety and replaced with the following:
“52. EXPANSION SPACE:
It is understood that Lessor has procured certain of the permits and approvals which are necessary to construct the Expansion Space (as such term is defined in that certain Letter Agreement dated September 2, 2008 (the “Letter Agreement”) and add same to the Building, as set forth on Schedule A attached to the Letter Agreement (collectively, “Existing Expansion Space Approvals”). Upon Lessee’s request, Lessor shall provide Lessee with copies of all applications, permits and/or approvals delivered to or received from any governmental and/or quasi-governmental entities in connection therewith. Upon delivery by Lessee of the Option Notice (as such term is defined in the Letter Agreement), Lessor or Lessee, as the case may be, shall obtain all remaining approvals pertaining to the Expansion Space (“Remaining Expansion Space Approvals”; Remaining Expansion Space Approvals and Existing Expansion Space Approvals, collectively, “Expansion Space Approvals”). Lessor agrees that it shall not materially alter or modify the Plans (as such term is defined in the Letter Agreement) without Lessee’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; however, Lessor shall have the right to make any non-material alterations or modifications without Lessee’s prior consent thereto, but however, upon notice to Lessee. If Lessor agrees to construct the Expansion Space, Lessor and Lessee shall negotiate the new terms and conditions of this Lease which shall be mutually acceptable to both parties for the remainder of the Term (“Revised Lease Terms”). If Lessor and Lessee are unable to agree upon mutually acceptable terms and conditions as aforesaid, Lessee shall be responsible for all costs and expenses to construct the Expansion Space, including any and all costs associated with the construction of the Expansion Space from and after the date upon which the Lessee gives the Option Notice, upon the terms and conditions contained herein (“Lessee Revised Lease Terms”). Upon the substantial completion of the Expansion Space and the issuance of a final certificate of occupancy with respect thereto (“Expansion Space Commencement Date”), the Expansion Space shall be deemed a part of the Premises and shall become the property of Lessor (and remain the property of

Mr. Anthony P. DiTommaso, Jr.

Lessor at the expiration of the Term), upon all of the terms, covenants, conditions, provisions and agreements contained in this Lease, except as otherwise expressly modified herein. In the event all necessary Expansion Space Approvals are not obtained within one hundred eighty (180) days after Lessor’s receipt of the Option Notice, then, Lessee shall have the right to withdraw the Option Notice after the expiration of the aforesaid one hundred eighty (180) day period, in which event this Article 52 shall be deemed null and void, and of no further force and effect. Supplementing the foregoing, but not in limitation thereof, Lessee shall have the right to withdraw its Option Notice, upon written notice to Lessor, at any time prior to the commencement of construction of the Expansion Space for any reason or no reason whatsoever, notwithstanding that Lessee gave the Option Notice, in which event this Article 52 shall be deemed null and void, and of no further force and effect. If Lessee shall withdraw its Option Notice pursuant to the foregoing sentence, Lessee shall be obligated to reimburse Lessor for any and all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred solely in connection with Lessor’s reliance on the Option Notice. Once Lessee or its representatives or contractors have commenced construction of the Expansion Space, Lessee shall complete the construction of the Expansion Space and such failure to do so shall constitute a default under this Lease. Lessee agrees that it shall not materially alter or modify the Plans without Lessor’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; however, Lessee shall have the right to make any non-material alterations or modifications thereto without Lessor’s prior consent, but, however, upon notice to Lessor, and if Lessee so alters or modifies such Plans, the party who is responsible for the construction of the Expansion Space shall thereafter obtain any necessary Expansion Space Approvals and/or modifications to the Existing Expansion Space Approvals required as a direct result of such alterations or modifications of the Plans. If Lessee is responsible for the construction of the Expansion Space, Lessor agrees, at Lessee’s sole cost and expense, to assist Lessee in the procurement of any Expansion Space Approvals or modifications thereof, and to execute any documents which are required by any governmental or quasi-governmental agency, authority, board, body, commission, department or official in connection therewith.
In the event the Expansion Space Approvals are obtained within the aforesaid one hundred eighty (180) day period and the Expansion Space is constructed by Lessor or Lessee, as the case may be, then, Lessee shall lease the Premises from Lessor pursuant to either the Revised Lease Terms or the Lessee Revised Lease Terms, respectively, as the case may be.
The Expansion Space shall: (a) be aesthetically consistent with the architectural design of the Building; (b) be constructed with the same basic materials; (c) be of

Mr. Anthony P. DiTommaso, Jr.

the same basic level of quality and be consistent with those of the Building; and (d) include one (1) elevator and access points from each floor.
Upon construction of the Expansion Space by either Lessor or Lessee, the parties agree that Lessor shall perform all of the obligations set forth in the Lease to be performed by Lessor with respect to the Premises, including, but not limited to, the performance of all work in connection with the operation, maintenance, replacement and repair of the Expansion Space, but excluding: (i) any obligations under the Workletter (as defined hereafter); and (ii) Lessor’s Work unless otherwise agreed to. Notwithstanding anything contained to the contrary herein or in the Lease, if Lessee constructs the Expansion Space, Lessee shall pay (or reimburse) Lessor for any and all actual out-of-pocket costs and expenses incurred by Lessor therefor, including, but not limited to, items which constitute additional rent, Operating Costs and Real Estate Taxes (whether such maintenance, replacement or repair is capital or latent in nature) during the Term. Lessee shall not, however, be responsible for the payment of any Fixed Basic Rent in connection with the Expansion Space.
Section B, Paragraph 6 of the Workletter attached as Exhibit C to the Lease (the “Workletter”) regarding Lessor’s Construction Allowance shall not apply to the Expansion Space.”
2. Construction of Expansion Space by Lessee.
(a)	The Expansion Space shall be constructed and the work (the “Work”) performed and completed in connection therewith shall be in accordance with the Plans, as the same may be revised by Lessor or Lessee as provided herein.
(b)	All Work shall be performed in a good and workmanlike manner, shall be performed in accordance with all applicable laws, ordinances, directions, rules and regulations of governmental authorities having jurisdiction and shall be diligently pursued to completion, but in any event prior to the Expiration Date. Lessee shall use its commercially reasonable efforts to prevent any damage to, disharmony or unreasonable interference with the Building and the proper functioning of the Building shall not be materially adversely affected during the performance of the Work. Lessee shall promptly restore or repair any damage caused to the Building, the Premises or the Office Building Area by the Work, and Lessee agrees to indemnify, defend and hold Lessor harmless from any and all loss, injury, damage (excluding, however, consequential

Mr. Anthony P. DiTommaso, Jr.

damages), claim, lien, cost or expense, including reasonable attorneys’ fees and disbursements, arising out of a breach of the foregoing by Lessee in connection with the Work or otherwise from any personal injury or damage to the Building arising from or in connection with the Work.

(c)	Lessor shall be permitted to inspect the Work to examine the progress and quality of the Work and to ensure compliance and consistency with the Plans, as same may be modified by Lessee. Lessor shall give Lessee forty-eight (48) hours’ prior written notice before any such inspection of the Expansion Space.

(d)	All Work shall be performed by licensed and insured labor having the proper jurisdictional qualifications and any contractor shall diligently perform the Work or coordinate the performance of the Work in order to minimize delays in completion of the Work. Moreover, Lessor shall have the option, at its sole cost and expense, to require Lessee’s contractor to furnish: (i) a performance bond and a labor and material payment bond covering faithful performance of its contract and the payment of all obligations arising in connection therewith, free of liens upon the Premises, which bonds shall name as obligees both Lessor and any lender required by Lessor, jointly and severally, and shall be written by surety companies qualified to do business in New Jersey and shall be in such form and with such sureties as the obligees may approve; and (ii) a financial bond to insure the completion of the Expansion Space. All construction, roof and equipment warranties relating to those portions of the Building which Lessor is required to maintain during the Term shall be assigned to Lessor following completion of the Work.

(e)	Prior to the commencement of any Work by Lessee or its representatives or contractors, Lessee shall furnish to Lessor certificates evidencing the existence of appropriate insurance as further described in Section B, Paragraph 8 of the Workletter.

(f)	Lessee or its representatives or contractors shall not create or permit to be created any lien, encumbrance or charge upon the Premises or the Building or any part thereof or the income therefrom, or any assets of Lessor, and Lessee in no event shall suffer any other matter or thing whereby the estate, rights and interest of Lessor in the Premises or the Building or any part thereof, or any assets of Lessor, might be impaired. If any mechanic’s, laborer’s or materialman’s

Mr. Anthony P. DiTommaso, Jr.

lien at any time shall be filed against the Building, the Premises or any part thereof (other than arising from the acts or omissions of Lessor, its employees, agents or contractors) for any Work performed or alleged to have been performed for Lessee or any person or entity acting through Lessee, Lessee, within thirty (30) days after notice to Lessee of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the aforesaid period, in addition to any other right or remedy, Lessor may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Lessor, with all actual out-of-pocket costs and expenses incurred and actually paid by Lessor in connection therewith, shall be paid by Lessee to Lessor within ten (10) days after demand, together with reasonable supporting documentation therefor. Lessor shall not be liable for any Work performed or to be performed by or for Lessee or for any materials furnished or to be furnished at the Premises for any of the foregoing, and no mechanic’s or other lien for such Work or materials shall attach to or affect the estate or interest of Lessor in and to the Premises or the Building or any asset of Lessor.
3. Consideration for Conversion of Obligation.
In consideration for the parties’ agreement to convert the Expansion Space Obligation to the Expansion Space Option, Lessee shall pay or provide Lessor with the following items, which Lessor shall accept as full and fair consideration thereof:
(a)	a one-time non-refundable payment of Five Hundred Thousand Dollars ($500,000.00) payable within fifteen (15) days of the mutual execution and delivery of this Letter Agreement;

(b)	an increase in the Fixed Basic Rent payable by Lessee to Lessor under the Lease, subject to and in accordance with Section 3 below; and

(c)	a Guaranty of Lease executed by Barr Pharmaceuticals, Inc., as guarantor (“Guarantor”), in the form attached hereto and made a part hereof as Exhibit A.

Mr. Anthony P. DiTommaso, Jr.

4. Expiration Date.
The Term of the Lease shall be extended by two (2) years. Accordingly, Paragraph 9 of the Preamble to the Lease shall be deleted and replaced in its entirety with the following:
“9. EXPIRATION DATE shall be September 30, 2020.”
5. Fixed Basic Rent Increase.
Commencing upon the first day of the calendar month following the date of execution of this Letter Agreement (“Increase Effective Date”), the rental rate per rentable square foot of Fixed Basic Rent shall be increased by One and 50/100 Dollars ($1.50) per rentable square foot. Accordingly, Paragraph 10 of the Preamble to the Lease shall be deleted and replaced in its entirety with the following:
“10. FIXED BASIC RENT shall be payable as follows:

Period	Yearly Rate	Monthly Installment
Increase Effective Date* — 10/31/2013	$4,061,250.00	$338,437.50
11/1/2013 — Expiration Date	$4,488,750.00	$374,062.50

*	“Increase Effective Date” shall have the meaning set forth in the Letter Agreement dated September 2, 2008.”
6. No Other Changes to Lease.
Notwithstanding anything to the contrary contained herein, all terms and conditions of the Lease not expressly modified by this Letter Agreement remain unchanged, and continue in full force and effect.
7. Authority and Consents.
Lessor represents and warrants to Lessee that: (a) Lessor has obtained any and all required consents and approvals in order to enter into this Letter Agreement; (b) the execution, performance and delivery by Lessor of this Letter Agreement does not violate any provisions of its operating agreement, or any indenture, document, agreement or other instrument which may be heretofore binding upon Lessor, and has been fully and validly authorized and approved by any required membership

Mr. Anthony P. DiTommaso, Jr.

action of Lessor; (c) the obligations of Lessor under this Letter Agreement are legal, valid, binding and enforceable against Lessor in accordance with its terms; (d) the person executing this Letter Agreement on behalf of Lessor has the authority to so execute, perform and deliver same; and (e) there is currently no mortgage on the Building.
Lessee represents and warrants to Lessor that: (a) Lessee has obtained any and all required consents and approvals in order to enter into this Letter Agreement; (b) the execution, performance and delivery by Lessee of this Letter Agreement does not violate any provisions of its by-laws, or any indenture, document, agreement or other instrument which may be heretofore binding upon Lessee, and has been fully and validly authorized and approved by any required corporate action of Lessee; (c) the obligations of Lessee under this Letter Agreement are legal, valid, binding and enforceable against Lessee in accordance with its terms; and (d) the person executing this Letter Agreement on behalf of Lessee has the authority to so execute, perform and deliver same.
[signatures appear on following page]

Mr. Anthony P. DiTommaso, Jr.

Please acknowledge your agreement with the foregoing by executing this Letter
Agreement where indicated below.

Sincerely, BARR LABORATORIES, INC.
By:	/S/ William T. McKee
	Name:	William T. McKee
	Title:	Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED: URDANG/IPA MONTVALE, LLC
By:	/S/ Anthony P. DiTommaso, Jr.
	Name:	Anthony P. DiTommaso, Jr.
	Title:	Manager
cc:	Frederick J. Killion, Esq., Executive Vice President & General Counsel Andrew W. Bank, Esq., Morrison Cohen, LLP

Jan Alan Lewis, Esq., Cole, Schotz, Meisel, Forman & Leonard, P.A.

SCHEDULE A
EXPANSION SPACE APPROVALS

SCHEDULE B
PLANS AND SPECIFICATIONS

EXHIBIT A
GUARANTY OF LEASE
     THIS GUARANTY OF LEASE is made as of the 2nd day of September, 2008 (“Guaranty”), by BARR PHARMACEUTICALS, INC., a Delaware corporation, with offices at 225 Summit Avenue, Montvale, New Jersey 07645 (“Guarantor”).
     URDANG/IPA MONTVALE, LLC, a Delaware limited liability company (“Landlord”), and BARR LABORATORIES, INC., a Delaware corporation (“Tenant”), entered into a certain Lease dated April 23, 2007, as amended by Letter Agreement dated May 10, 2007, Letter Agreement dated May 15, 2008 and Letter Agreement dated as of the date hereof (collectively, “Lease”), relating to premises containing 142,500 square feet of gross leasable area (“Premises”) in the building located at 225 Summit Avenue, Montvale, New Jersey (“Building”), which premises are more particularly described in the Lease.
     Guarantor has agreed to guarantee the performance of all of the terms, conditions, covenants, obligations, liabilities and agreements contained in the Lease which are required to be fulfilled or performed by Tenant, subject to the terms and provisions hereof.
     1. (a) Guarantor unconditionally guarantees to Landlord and the successors and assigns of Landlord the full and punctual performance and observance by Tenant of all the terms, covenants and conditions contained in the Lease on Tenant’s part to be kept, performed or observed.
          (b) If at any time default shall be made by Tenant in the performance or observance of any of the terms, covenants or conditions contained in the Lease on Tenant’s part to be kept, performed or observed, Guarantor will keep, perform and observe the same, as the case may be, in place and stead of Tenant.
     2. Any act of Landlord, or the successors or assigns of Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder. Landlord agrees to give to Guarantor notice of any Tenant default under the Lease at the address of Guarantor set forth above (or any subsequent address of which Guarantor gives Landlord written notice) in the same manner as notice to Tenant as provided under the Lease and shall afford Guarantor the period of time to cure such default as provided Tenant under the Lease with respect to such default. Failure to give any such notice by Landlord hereunder shall not discharge Guarantor of any obligation or liability under this Guaranty, except that Landlord must give such notice and opportunity to cure to Guarantor prior to enforcement of any rights, remedies, liabilities or obligations under this Guaranty.
     3. The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of all of the covenants and conditions contained in the Lease on Tenant’s part to be performed or observed, nor by any modification of the Lease, but in case of any such modification, the liability of Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease; provided, however, in the event the Lease is assigned by Tenant to an unaffiliated third party pursuant to the provisions of Article 8 of the Lease and such unaffiliated third party expands, renews, extends, modifies or amends the Lease, Guarantor shall not be bound, nor shall Guarantor’s liability hereunder be expanded or increased, by any such expansion, renewal, extension, modification or amendment of the Lease, unless Guarantor shall have consented in writing to same.
     4. The liability of Guarantor hereunder shall in no way be affected by: (a) the release or discharge of Tenant in any creditors’, receivership, bankruptcy or other proceedings; or (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease resulting from the operation of any present or future provision of the National Bankruptcy Act or other statute or from the decision in any court; or (c) the rejection or disaffirmance of the Lease in any such proceedings; or (d) the assignment or transfer of the Lease by Tenant or the sublease of all or any part of the premises described therein; provided, however, in the event the Lease is assigned by Tenant to an unaffiliated third party pursuant to the provisions of Article 8 of the Lease and such unaffiliated third party expands, renews, extends, modifies or amends the Lease, Guarantor shall not be bound, nor shall Guarantor’s liability hereunder be expanded or increased, by any such expansion, renewal, extension, modification or amendment of the Lease, unless Guarantor shall have consented in writing to same; or (e) any disability of Tenant; or (f) any change in the ownership or control of Lessee or Guarantor during the Term. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any amount pursuant to the Lease is rescinded or must otherwise be restored by Landlord as a result of the bankruptcy or reorganization of Tenant.

     5. The liability of Guarantor under this Guaranty shall be continuing and shall remain in full force and effect as long as Tenant is or may be obligated to Landlord on account of any obligation covered by this Guaranty. The obligations of Guarantor to Landlord hereunder are independent of Tenant’s obligations and a separate action or actions may be brought and prosecuted by Landlord against Guarantor, whether or not such action or actions are also brought against Tenant. This Guaranty constitutes a guarantee of payment when due and not of collection. Guarantor waives and agrees not to assert or otherwise take advantage of any right which it may have: (a) to require Landlord to proceed against Tenant or any other person, firm or corporation, or to proceed against or exhaust any security held by it at any time or to pursue any other remedy; or (b) any defense which it may have by reason of incapacity, lack of authority or other approvals relating either to Tenant or Guarantor, or based upon an election of remedies by Landlord.
     6. This Guaranty shall be construed and performed in accordance with the laws of the State of New Jersey. Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of New Jersey in any action or proceeding brought to enforce or otherwise arising out of, or relating to, this Guaranty, and waives to the fullest extent permitted by law any objection which it may have now or hereafter to such venue or any claim that such forum is an inconvenient forum.
     7. This Guaranty shall apply to the Lease, any extension or renewal thereof pursuant to the exercise by Tenant of any option to extend contained in the Lease or otherwise consented to by Guarantor, and to any holdover term following the term granted by the Lease or any extension or renewal thereof.
     8. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. If there is more than one Guarantor, the obligations of the undersigned shall be joint and several. Guarantor’s obligations under this Guaranty shall be binding on the successors and assigns of Guarantor by operation of law or otherwise (including any receiver or bankruptcy trustee). Guarantor shall not be released by any assignment or delegation by it of its obligations hereunder, unless consented to by Landlord, in Landlord’s sole discretion.
     DATED as of the day and year first above written.
[signature appears on following page]

GUARANTOR: BARR PHARMACEUTICALS, INC.
By:	/S/ William T. McKee
	Name:	William T. McKee
	Title:	Executive Vice President and Chief Financial Officer